Trustcash Holdings Make Acquisition and Has Change in Control

New York, NY - July 5, 2007 - Trustcash Holdings, Inc. (the "Company") (OTC BB: TCHH) announced today that it has acquired all outstanding membership interests of Trustcash LLC, a leader of private and secure payment processing on the Internet. '

Under the terms of the Purchase Agreement, the Company acquired all of the issued and outstanding membership interests of Trustcash LLC from the owners of Trustcash LLC, free and clear of all liens. Pursuant to the Agreement the Company elected Gregory Moss, who is a co-founder of Trustcash LLC, as its President and CEO, and a director, and Dennis Shafer as its Chairman of the Board.

The Company issued to the former members of Trustcash LLC an aggregate of 49,631,448 shares of common stock. It also paid to one former member $200,000 in cash and issued its 5% Secured Promissory Note in the principal amount of $700,000 payable in full in two years, subject to certain mandatory prepayment requirements out of future financings received by the Company, in return for, among other things, such member's surrender of certain indebtedness owed to it by Trustcash LLC. The Company's Note is secured by all the current and future assets of the Company and its subsidiaries and guaranteed by its Trustcash LLC subsidiary.

As a result of this acquisition, the former owners of Trustcash LLC now own approximately 42% of the Company's common stock (38.9% on a fully diluted basis). Messrs Moss and Shafer together own approximately 30% of the Company's common stock.

A copy of the Purchase Agreement and other related agreements will be filed as exhibits to the Company's Report on Form 8-K, the full text of which can be accessed by visiting http://www.sec.gov and completing a "Search for Company filings" under the Filings & Forms header on the front page.

About Trustcash Holdings, Inc.

Trustcash Holdings, Inc. through its Trustcash brand is a pioneer of anonymous payment systems for the Internet. It developed a business based on the sale of a stored value card (both virtual and physical) that can be used by consumers to make secure and anonymous purchases on the internet without disclosing their credit card or personal information. Trustcash has initiated relationships with hundreds of web site partners as well as thousands of retail outlets, and utilizes a proprietary technology and processing system which supports secure and private payments. The Company is based in New York City.

For additional information on Trustcash Holdings, Inc., please visit http ://www.trustcash.com.

Contact
Investor Relations
Harvey Goralnick
212-755-4884